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                          LOAN AND SECURITY AGREEMENT

                                     among

                                 SOVEREIGN BANK

                                      and

                             MORO ACQUISITION CORP.

                                      and

                       DAVID W. and JACQUELINE J. MENARD

================================================================================


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                                TABLE OF CONTENTS

                                    ARTICLE 1
                                   DEFINITIONS ..............................  1
1.1  Definitions ............................................................  1
1.2  Undefined Terms; Accounting Terms ......................................  7

                                    ARTICLE 2
                AMOUNTS, TERMS AND CONDITIONS OF LINE OF CREDIT,
                       TERM LOAN AND ACQUISITION TERM LOAN ..................  7
2.1  Line of Credit Facility ................................................  7
2.2  Line of Credit Note ....................................................  7
2.3  Term Loan ..............................................................  8
2.4  Term Note ..............................................................  8
2.5  Acquisition Term Loan ..................................................  9
2.6  Acquisition Term Note ..................................................  9
2.7  Payments ............................................................... 10
2.8  Computations ........................................................... 10
2.9  Confirmation of Borrowers' Liabilities ................................. 11
2.10 Late Charge ............................................................ 11

                                    ARTICLE 3
                                SECURITY INTEREST ........................... 11
3.1  Grant of Security Interest and Assignment of Accounts .................. 11
3.2  Future Advances ........................................................ 12
3.3  Additional Security .................................................... 12
3.4  Perfection of Security Interest ........................................ 12
3.5  Power of Attorney ...................................................... 12

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF BORROWERS................ 13
4.1  Organization, Qualification ............................................ 13
4.2  Affiliations; Fictitious Names ......................................... 13
4.3  Authority, Authorization ............................................... 14
4.4  Enforceability ......................................................... 14
4.5  Conflicts .............................................................. 14
4.6  Litigation ............................................................. 15
4.7  Compliance with Laws ................................................... 15
4.8  Taxes .................................................................. 15
4.9  Financial Condition .................................................... 16
4.10 Accounts ............................................................... 16
4.11 Equipment and Inventory ................................................ 16
4.12 Collateral ............................................................. 17
4.13 Contingent Liabilities ................................................. 18


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4.14 Trademarks, Tradenames, Patents and Copyrights ......................... 18
4.15 ERISA .................................................................. 18
4.16 Operations of Moro Acquisition ......................................... 18
4.17 Labor .................................................................. 18
4.18 COBRA Continuation Coverage ............................................ 18
4.19 Environmental Representations, Obligations and Covenants ............... 18

                                   ARTICLE 5
                             CONDITIONS OF LENDING........................... 20
5.1  Loan Documents ......................................................... 21
5.2  Representations, Warranties ............................................ 21
5.3  Defaults ............................................................... 21
5.4  Certificates, Supporting Documents ..................................... 21
5.5  Collateral Security Documents .......................................... 21
5.6  Insurance .............................................................. 22
5.7  Subordination Agreement ................................................ 22
5.8  Equity Investment ...................................................... 22
5.9  Acquisition Documents .................................................. 22
5.10 Landlord's Waiver ...................................................... 22


                                    ARTICLE 6
                              AFFIRMATIVE COVENANTS ......................... 22
6.1  Financial Statements ................................................... 22
6.2  Maximum Funded Senior Debt/Tangible Capital Funds Ratio ................ 23
6.3  Minimum Tangible Capital Funds ......................................... 23
6.4  Debt Coverage Ratio .................................................... 24
6.5  Minimum Net Working Capital ............................................ 24
6.6  Liabilities ............................................................ 24
6.7  ERISA .................................................................. 24
6.8  Notice of Default, Labor Troubles, Litigation .......................... 24
6.9  Corporate Existence, Properties ........................................ 24
6.10 Insurance .............................................................. 25
6.11 Policies; Proceeds ..................................................... 25
6.12 Books, Records, Audits ................................................. 25
6.13 Returned Merchandise ................................................... 26
6.14 Taxes, Etc. ............................................................ 26
6.15 Compliance with Laws ................................................... 26
6.16 Banking Relationship ................................................... 26
6.17 Financial Condition .................................................... 26
6.18 Use of Proceeds ........................................................ 26
6.19 Guarantor's Financial Statements ....................................... 26
6.20 Year 2000 Compliance ................................................... 26


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                                    ARTICLE 7
                               NEGATIVE COVENANTS ........................... 27
7.1  Debt ................................................................... 27
7.2  Liens .................................................................. 27
7.3  Endorsements, Etc. ..................................................... 28
7.4  Change in Business; Mergers, Consolidations ............................ 28
7.5  Control ................................................................ 28
7.6  Subsidiaries ........................................................... 28
7.7  Contingent Liabilities ................................................. 29
7.8  Sales and Lease-Backs .................................................. 29
7.9  Limitation of Leases ................................................... 29
7.10 Voluntary Prepayments, Modification of Debt Instruments ................ 29
7.11 Removal and Protection of Property ..................................... 29
7.12 Transactions with Affiliates ........................................... 29
7.13 Disposition of Assets .................................................. 30
7.14 Disposition of Accounts ................................................ 30
7.15 Capital Expenditures ................................................... 30

                                    ARTICLE 8
                           EVENTS OF DEFAULT, REMEDIES....................... 30
8.1  Events of Default ...................................................... 30
8.2  Acceleration and Termination of Commitments ............................ 32
8.3  Right of Set-Off ....................................................... 33
8.4  Marshalling ............................................................ 33
8.5  Cumulative Remedies .................................................... 33

                                    ARTICLE 9
                                  MISCELLANEOUS ............................. 33
9.1  Waivers ................................................................ 33
9.2  Notices ................................................................ 33
9.3  Legal Costs; Filing Costs .............................................. 34
9.4  Right of Entry ......................................................... 35
9.5  Warrant to Confess Judgment in Replevin ................................ 35
9.6  No Waiver .............................................................. 35
9.7  Application of Proceeds ................................................ 35
9.8  Representation, Warranties ............................................. 36
9.9  Successors ............................................................. 36
9.10 Governing Law .......................................................... 36
9.11 Headings ............................................................... 36
9.12 Severability ........................................................... 36
9.13 Entire Agreement ....................................................... 37
9.14 Location of Business; Inventory; Records ............................... 37
9.15 Conflicting Provisions ................................................. 37
9.16 Submission to Jurisdiciton ............................................. 37
9.17 Name Change ............................................................ 37

                           LOAN AND SECURITY AGREEMENT

                                      among

                                 SOVEREIGN BANK

                                       and

                             MORO ACQUISITION CORP.

                                       and

                        DAVID W. and JACQUELINE J. MENARD

     LOAN AND SECURITY AGREEMENT, (the "Agreement") dated March 31, 2000, among SOVEREIGN BANK (the "Bank"), a federally-chartered, SAIF-insured savings institution with offices at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610; MORO ACQUISITION CORP., a Delaware corporation ("Moro Acquisition"); DAVID W. and JACQUELINE J. MENARD ("Menards'," together with Moro Acquisition sometimes hereinafter individually referred to as a "Borrower" and collectively referred to as "Borrowers"), with offices at 111 Presidential Boulevard, Suite 240, Bala Cynwyd, Pennsylvania 19004, and MORO CORPORATION, a Delaware corporation ("Guarantor").

     Borrowers and Bank, intending to be legally bound, hereby agree as follows.

                                    ARTICLE 1
                                   DEFINITIONS

     1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings when such terms are capitalized in the text including when such terms are used in the definition of other defined terms in
Article 1:

     Account Debtor. The party who is obligated on or under any Account.

     Acquisition Documents. "Acquisition Documents" shall mean the Asset Purchase Agreement, the Seller Notes and all other agreements, documents and/or instruments executed and delivered by Borrowers to Seller in connection with the acquisition of Seller's assets.

     Acquisition Term Loan. The meaning provided at Section 2.5 hereof.


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     Acquisition Term Note. The term note executed by the Menards' in the principal amount specified in Section 2.6 hereof and in the form of Exhibit "C" attached hereto and made apart hereof.

     Advances. "Advances" shall have the meaning given to such term in Section 2.1(a) hereof.

     Affiliate. With respect to any Person, another Person directly or indirectly Controlling, Controlled by or under common Control with any such Person.

     Agreement. This Loan and Security Agreement and all amendments, modifications and supplements hereto and restatements hereof.

     Bank. Sovereign Bank, a federally-chartered, SAIF-insured savings institution, or any successor bank.

     Bankruptcy Code. The Bankruptcy Reform Act of 1994 and all similar or successor statutes, and all rules and regulations of Federal agencies and authorities promulgated under those statutes, all as they have been and may be amended from time to time.

     Borrowing Base. At any time, an amount equal to: (i) 80 % of Qualified Accounts less than 90 days from invoice date plus (ii) 60% of Qualified Inventory, with borrowings against inventory capped at $375,000 less (iii) the Reserve Amount.

     Borrowing Date. Each date upon which the Bank makes an Advance to a Borrower.

     Borrowers. Collectively, Moro Acquisition Corp., a Delaware corporation, and David W. and Jacqueline J. Menard.

     Business Day. A day other than a Saturday, Sunday or Holiday on which the Bank is open for the transaction of banking business.

     Code. The Internal Revenue Code of 1986, as amended.

     Collateral. "Collateral" shall have the meaning given to such term in
Section 3.1 hereof.

     Control. The possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     Controlled Group. "Controlled Group" shall have the meaning set forth for "Controlled group of corporations" at Section 1563 of the Code.

     Current Assets. The aggregate amount carried as current assets on the books of Moro Acquisition; provided, however, that in no event shall Current Assets include any deferred assets, other than prepaid items such as insurance, taxes, interest, commissions, rents, royalties, and


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  similar items or any other items that are not treated as current assets under generally accepted accounting principles consistently applied.

     Current Liabilities. The aggregate amount carried as liabilities on the books of Moro Acquisition for accounts payable, accrued salaries, accrued expenses, current taxes, current rent or lease payments, installments of long-term Debt which are due on demand or within one (1) year after the date as of which Current Liabilities are to be determined, any other Debt due on demand or within one (1) year after the date as of which Current Liabilities are to be determined, and any other amounts that are treated as current liabilities under generally accepted accounting principles consistently applied.

     Debt. (a) All items of indebtedness or liability which, in accordance with generally accepted accounting principles consistently applied, would be included in determining total liabilities as shown on a balance sheet as of the date as of which the Debt is to be determined, (b) all indebtedness secured by any mortgage, pledge, lien or security interest existing on property owned by the Person whose Debt is being determined, whether or not the indebtedness secured thereby is an obligation of such entity, and (c) guaranties, endorsements (other than for purposes of collection in the ordinary course of business), other contingent obligations in respect of, or to purchase or to otherwise acquire, indebtedness of others, and other contingent obligations of a type described in
Section 7.8 hereof.

     Debt Coverage Ratio. "Debt Coverage Ratio" shall mean Moro Acquisition's net income plus depreciation and amortization divided by the current portion of long-term Debt (excluding the $150,000 Seller Note).

     Default. Any event specified in Section 8.1 of this Agreement, whether or not any requirement for notice or passage of time or any other condition has been satisfied.

     ERISA. The Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

     Event of Default. Any event specified in Section 8.1 of this Agreement, provided that any requirement for notice or passage of time or any other condition has been satisfied.

     Guarantor. Moro Corporation, a Delaware corporation.

     Landlord's Waiver. The Landlord's Waiver substantially in the form of Exhibit "D" attached hereto and made a part hereof.

     Liabilities. The obligations of Borrowers to the Bank:

         (a) To pay the principal of and all interest on the Notes in accordance with the terms thereof, to pay all other amounts due by Borrowers in accordance with the terms hereof, and to satisfy all of Borrowers' liabilities to the Bank, whether hereunder or otherwise, whether now


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existing or hereafter incurred, matured or unmatured, direct or contingent, primary or secondary, joint or several, including any extensions, modifications, renewals thereof and substitutions therefor and liabilities of either Borrower which the Bank may have obtained by assignment, subrogation, or otherwise, and all liabilities of either Borrower as guarantor, surety or endorser of the obligations of any third party or parties to the Bank;

         (b) To repay the Bank all amounts advanced by the Bank hereunder or otherwise on behalf of either Borrower, including, but without limitation, advances for principal or interest, payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, securities, registration fees, or agency fees for any of the Collateral;

         (c) To reimburse the Bank, on demand, for all of the Bank's expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the preparation of and closing under this Agreement and the administration, amendment, modification, or enforcement of this Agreement and the documents required hereunder, including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in the foregoing paragraphs (a) and (b), unless any of the foregoing are occasional as a result of the Bank's willful misconduct or gross negligence.

     Line of Credit Facility. The meaning provided at Section 2.1 hereof.

     Line of Credit Note. The line of credit note executed by Moro Acquisition in the principal amount specified in Section 2.2 hereof and in the form of Exhibit "A" attached hereto and made a part hereof.

     Loans. The Line of Credit Facility, the Term Loan and the Acquisition Term Loan.

     Loan Account. "Loan Account" shall mean the separate accounts of Borrowers on the books of the Bank in which are recorded, inter alia, the Advances and the payments of principal and interest made by Borrowers to the Bank.

     Loan Documents. Individually and collectively, this Agreement, the Notes, the Surety Agreement and all other existing and future agreements, pledges, instruments, documents, assignments, leases, guarantees and contracts (including amendments, modifications and supplements to and restatements of any of the foregoing) delivered by or on behalf of either Borrower in connection with this Agreement.

     Loan Termination Date. The meaning provided at Section 2.1 hereof.

     Maximum Funded Senior Debt/Tangible Capital Funds Ratio. "Maximum Funded Senior Debt/Tangible Capital Funds Ratio" shall mean total Liabilities of Moro Acquisition minus Subordinated Debt divided by Tangible Net Worth plus Subordinated Debt.


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     Minimum Net Working Capital. "Minimum Net Working Capital" shall mean the excess of Current Assets over Current Liabilities.

     Minimum Tangible Capital Funds. "Minimum Tangible Capital Funds" shall mean Tangible Net Worth plus Subordinated Debt.

     Notes. The Line of Credit Note, the Term Note and the Acquisition Term
Note.

     PBGC. "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

     Person. Any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof.

     Plan. Any plan subject to Title IV of ERISA and maintained for employees of Moro Acquisition, any of its subsidiaries or any members of a Controlled Group of which Moro Acquisition is a part.

     Prime Rate. "Prime Rate" shall mean the prime rate announced by the Bank, from time to time, which may not represent the lowest rate charged by the Bank to borrowers at any time or from time to time.

     Qualified Accounts. At any time, all Accounts of Moro Acquisition but excluding the following: (a) contra accounts, (b) offset accounts, (c) C.O.D. or sight draft accounts, (d) commission accounts, (e) employee and salesmen accounts, (f) consignment accounts, (g) guaranteed sales accounts, (h) inter-company accounts, (i) any amount known to be not readily collectable for any reason, (j) any invoice without a definite due date, (k) pre-billed invoices, (l) the amount of any account which is more than 90 days past invoice date, (m) accounts in litigation or arbitration, (n) all retainers (including, but not limited to construction retainages), (o) accounts with 10% or more of the balance 90 days past invoice date, (p) accounts not generated in the ordinary course of business, (q) interest, (r) finance charges, (s) accounts arising out of a contract with any department or instrumentality of the United States of America, unless such account has been assigned to the Bank under the provisions of the Federal Assignment of Claims Act, (t) accounts in which the Bank does not have a first lien, and (u) such other accounts deemed to be unqualified, in whole or in part, by the Bank in its discretion. Although the above items are deemed unqualified for Advance purposes, they remain part of the Collateral pledged to the Bank and perfected under the Uniform Commercial Code.

     Qualified Inventory. At any time, all Inventory of Moro Acquisition which meets all of the following criteria: (a) the Inventory is readily saleable in a bona fide arm's length transaction, or is usable, in the ordinary course of business of Moro Acquisition; (b) the title of Moro Acquisition to the Inventory is absolute and is not subject to any prior assignment or encumbrance, except the security interest of the Bank; (c) if the Inventory is located on leased premises, a landlord's waiver


                                       5

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satisfactory in form and substance to the Bank shall have been delivered to the
Bank for such premises; (d) the Inventory has not been designated or otherwise identified as belonging to any entity other than Moro Acquisition; and (e) the Inventory is located in Middlesex County, New Jersey, unless otherwise agreed in writing by the Bank. Qualified Inventory shall not include any Inventory drop-shipped or held on consignment by any other company than Moro Acquisition.

     Reportable Event. "Reportable Event" has the meaning assigned to such term in Section 4043(b) of ERISA or regulations issued thereunder.

     Reserve Amount. "Reserve Amount" shall mean at any given time and from time to time hereafter, the aggregate amount reserved under the availability under the Line of Credit Note to pay all amounts owed by Moro Acquisition under the $150,000 Seller Note. The Reserve Amount shall be measured in twelve (12) equal, monthly installments in the amount of $12,500 each, commencing May 1, 2000 and continuing on the first day of each month thereafter until April 1, 2001, at which time the Reserve Amount shall equal $150,000.

     Seller. "Seller" shall mean J.M. Ahle Co., Inc., a New Jersey corporation.

     Seller Notes. "Seller Notes" shall mean Moro Acquisition's separate promissory notes in the principal amounts of $100,000 and $150,000, respectively, and payable to Seller.

     Subordination Agreement. The Subordination Agreement substantially in the form of Exhibit "F" attached hereto and made a part hereof, and all amendments, modifications and supplements thereto and restatements thereof.

     Subordinated Debt. "Subordinated Debt" shall mean the indebtedness of Moro Acquisition evidenced by the note attached hereto as Exhibit "E."

     Subordinated Lender. "Subordinated Lender" shall mean David W. Menard and Jacqueline J. Menard.

     Surety Agreement. The Surety Agreement substantially in the form of Exhibit "G" attached hereto and made a part hereof, and all amendments, modifications and supplements thereto and restatements thereof.

     Term Loan. The meaning provided at Section 2.3 hereof.

     Term Note. The term note executed by Moro Acquisition in the principal amount specified in Section 2.4 hereof and in the form of Exhibit "B" attached hereto and made a part hereof.

     Total Liabilities. The aggregate amount which, in accordance with generally accepted accounting principles consistently applied, is carried as total liabilities on the books of Moro Acquisition.


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     1.2 Undefined Terms; Accounting Terms. Unless expressly provided in this
Agreement, or unless the context requires otherwise:

         (a) terms used in this Agreement without definition including but not limited to Accounts, Chattel Paper, Documents, Equipment, General Intangibles, Goods, Instruments, Inventory, and Proceeds, which are defined in the New Jersey Uniform Commercial Code shall have the meanings assigned to them in the New Jersey Uniform Commercial Code as amended from time to time, and

         (b) all accounting terms not specifically defined herein shall be construed, and all financial data submitted pursuant to this Agreement shall be prepared, in accordance with generally accepted accounting principles, as applied in the preparation of the latest reviewed financial statements delivered to the Bank pursuant to Section 4.9 of this Agreement.

                                    ARTICLE 2
                AMOUNTS, TERMS AND CONDITIONS OF LINE OF CREDIT,
                       TERM LOAN AND ACQUISITION TERM LOAN

     2.1 Line of Credit Facility.

         (a) Subject to, and in accordance with, the terms and conditions of this Agreement, the Bank agrees to make advances in integral multiples of $1,000 (the "Advances") to Moro Acquisition upon request at any time and from time to time during the period commencing on the date hereof and ending on the earlier of (i) the occurrence of an Event of Default (as defined in Section 8.1 hereof), or (ii) April 30, 2001 (the "Loan Termination Date") unless extended in writing by the Bank in its sole discretion, in an amount which in the aggregate shall not exceed the lesser of (A) the Borrowing Base, or (B) $1,250,000 in all cases, less the sum of the then unpaid principal amount of all previous Advances.

         (b) Moro Acquisition may request on Advance by notice to the Bank not later than 2:00 P.M., Philadelphia, Pennsylvania time, on the Business Day on which Moro Acquisition wishes the Bank to make the Advance.

         (c) Moro Acquisition, subject to the terms and conditions of this Agreement, may reborrow any amount repaid by Moro Acquisition at any time and from time to time on or before the termination of the Bank's commitment under this Section 2.1.

         (d) The term of this Line of Credit shall commence on the date hereof and, unless earlier terminated, shall terminate on the earlier to occur of (i) an Event of Default, or (ii) the Loan Termination Date, unless extended in writing by the Bank in its sole discretion.

     2.2 Line of Credit Note. The obligation of Moro Acquisition to pay the principal of, and accrued interest on, the Line of Credit shall be evidenced by its promissory note dated this date (the "Line of Credit Note"):


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         (a) payable to the order of the Bank in the face amount of One Million
Two Hundred Fifty Thousand Dollars ($1,250,000);

         (b) bearing interest on its unpaid principal amount of all Advances at an annual rate equal to the Prime Rate plus three quarters percent (.75%). Interest shall fluctuate with changes in the Prime Rate, shall be computed on the actual number of days elapsed on the basis of a 360-day year and shall be payable monthly on the first day of each month;

         (c) payable as to interest monthly in arrears on the first day of each calendar month commencing May 1, 2000 through and including the first day on which:

             (i) the Line of Credit shall have been terminated, and

             (ii) Moro Acquisition shall have repaid in full the Line of Credit (it being understood that interest shall again accrue upon any subsequent borrowing under this Line of Credit);

         (d) payable as to principal as follows:

             (i) if the unpaid balance of the Line of Credit exceeds the limitations set forth in Section 2.1(a) hereof, at any time, then within three
(3) Business Days after notification from the Bank, but only as to such excess;
or

             (ii) in full on the earlier to occur of an Event of Default or the Loan Termination Date, unless extended in writing by the Bank in its sole discretion;

         (e) secured by the Collateral and the Surety Agreement;

         (f) prepayable by Moro Acquisition without penalty or premium but with accrued interest to the date of such prepayment on the amount prepaid, at any time and from time to time, in whole or in part, upon notification to the Bank of such prepayment not later than 10:00 a.m. on the date of such prepayment; and

         (g) substantially in the form of Exhibit "A" attached hereto and made a part hereof.

     2.3 Term Loan. Subject to, and in accordance with, the terms and conditions of this Agreement, the Bank agrees to loan Moro Acquisition the principal amount of One Hundred Twenty-Five Thousand Dollars ($125,000.00) (the "Term Loan").

     2.4 Term Note. The obligation of Moro Acquisition to pay the principal of, and accrued interest on, the Term Loan shall be evidenced by its promissory note dated this date (the "Term Note"):


                                       8

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         (a) payable to order of the Bank in the face amount of One Hundred
Twenty-Five Thousand Dollars ($125,000.00);

         (b) bearing interest on the unpaid principal amount at a fixed annual rate of nine percent (9.00%);

         (c) with interest payable on a monthly basis in arrears on the first day of each calendar month commencing May 1, 2000;

         (d) with principal payable in fifty-nine (59) equal, consecutive monthly installments in the amount of $2,083.00 each, plus interest thereon, commencing on May 1, 2000 and continuing on the first day of each month thereafter until April 1, 2005, at which time the remaining unpaid principal balance, plus all accrued interest thereon, shall be paid in full, or due in full upon the occurrence of an Event of Default;

         (e) prepayable by Moro Acquisition without penalty or premium but with accrued interest to the date of such prepayment on the amount prepaid, at any time and from time to time, in whole or in part, upon notification to the Bank of such prepayment not later than 10:00 a.m. on the date of such prepayment;

         (f) secured by the Collateral and the Surety Agreement; and

         (g) in the form of Exhibit "B" attached hereto and made a part hereof.

     2.5 Acquisition Term Loan. Subject to, and in accordance with, the terms and conditions of this Agreement, the Bank agrees to loan the Menards' the principal amount of Three Hundred Thousand Dollars ($300,000.00) (the "Acquisition Term Loan").

     2.6 Acquisition Term Note. The obligation of the Menards' to pay the principal of, and accrued interest on, the Acquisition Term Loan shall be evidenced by their promissory note dated this date (the "Acquisition Term Note"):

         (a) payable to order of the Bank in the face amount of Three Hundred Thousand Dollars ($300,000.00);

         (b) bearing interest on the unpaid principal amount at a fixed annual rate of nine percent (9.00%);

         (c) with interest payable on a monthly basis in arrears on the first day of each calendar month commencing May 1, 2000;

         (d) with principal payable in three (3) equal, consecutive annual installments in the amount of $75,000.00 each, plus interest thereon, commencing on April 1, 2002 and continuing on the first day of each April thereafter until April 1, 2005, at which time the remaining unpaid


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principal balance of $75,000.00, plus all accrued interest thereon, shall be paid in full, or due in full upon the occurrence of an Event of Default;

         (e) prepayable by the Menards' without penalty or premium but with accrued interest to the date of such prepayment on the amount prepaid, at any time and from time to time, in whole or in part, upon notification to the Bank of such prepayment not later than 10:00 a.m. on the date of such prepayment;

         (f) secured by the Surety Agreement; and

         (g) substantially in the form of Exhibit "C" attached hereto and made a part hereof.

     2.7 Payments.

         (a) All payments by Borrowers under the Loan Documents shall be made to the Bank at its office described in the heading of this Agreement, or such other place or places as the Bank may direct in writing, prior to 2:00 P.M., Philadelphia, Pennsylvania time, on the date of payment (or, if the date of payment is not a Business Day, the next Business Day) in funds which are immediately available to the Bank.

         (b) All payments received by the Bank in immediately available funds prior to 2:00 P.M., Philadelphia, Pennsylvania time, on any Business Day will be credited to Borrowers' Loan Accounts on the date of receipt. All payments received by the Bank in immediately available funds after 2:00 P.M., Philadelphia, Pennsylvania time, on any Business Day will be credited to Borrowers' Loan Accounts on the next Business Day.

         (c) All payments received by the Bank which are not in immediately available funds shall be subject to a clearance of three (3) Business Days.

     2.8 Computations.

         (a) Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed (365/360 or 366/360, as the case may be). Interest for each month shall be added to principal as of the close of each month.

         (b) Any change in interest rate resulting from a change in the Prime Rate shall be effective as of the opening of business on the day on which the Bank announces the change.

         (c) Except as otherwise expressly provided in this Agreement, whenever a payment of principal becomes due on a day which is not a Business Day, the maturity of the Liabilities shall be extended to the next succeeding Business Day and interest shall accrue on such Liabilities at the applicable rate during the extension.

     2.9 Confirmation of Borrowers' Liabilities. Each and every statement of account transmitted by Bank to Borrowers hereunder, whether in person, or by ordinary mail or otherwise, shall be final, conclusive and binding upon Borrowers in all respects as to all loans, fees, interest, charges, payments, receipts, balances, Collateral and all other matters reflected therein unless Borrowers, within thirty (30) days after the mailing thereof, shall give notice to Bank in writing of all objections to any such statement of account specifying those items considered by Borrowers to be in dispute. Borrowers agree that their failure to specify items in dispute within the foregoing thirty (30) day period shall operate as a waiver of their rights to do so at a later time.

     2.10 Late Charge. If any of the payments under the Notes shall become overdue for a period of ten (10) days, Borrowers shall pay the Bank a "late charge" of five percent (5%) of the monthly interest payment then past due.

                                    ARTICLE 3
                                SECURITY INTEREST

     3.1 Grant of Security Interest and Assignment of Accounts.

         (a) To secure the payment to the Bank of Moro Acquisition's Liabilities, and to secure performance of all of its obligations under this Agreement, Moro Acquisition hereby grants to the Bank a first lien security interest in all of Moro Acquisition's presently owned and hereafter acquired Accounts, Chattel Paper, Documents, Equipment (including, but not limited to, machinery, equipment, fixtures, office equipment and furniture and motor vehicles), General Intangibles (including, but not limited to, goodwill, trademarks, tradenames, trade styles, patents, copyrights and telephone numbers and listings), Goods, Instruments, Inventory, Investment Property, Letters of Credit and Advices of Credit and all accessions thereto, all products and cash and non-cash Proceeds of the same (collectively, the "Collateral"), and Moro Acquisition hereby assigns, transfers and sets over to the Bank all of its presently owned and hereafter acquired Accounts and Proceeds thereof. Moro Acquisition agrees that the aforesaid grant of security interest is intended as a contemporaneous exchange for value given to Moro Acquisition.

         (b) The right to Proceeds provided for above does not, and shall not be interpreted to, constitute authorization or consent by the Bank to any disposition of any Collateral. This Agreement and the security interest granted herein shall stand as general and continuing security for all Liabilities and may be retained by the Bank until all Liabilities have been satisfied in full; provided, however, that this Agreement shall not be rendered void by the fact that no commitment by the Bank to make Advances to Moro Acquisition exists as of any particular date, but shall continue in full force and effect until all Liabilities have been satisfied in full and neither party hereto has any obligation to the other under any of the Loan Documents.

         (c) As additional security for the Liabilities, Moro Acquisition conveys, assigns and grants a security interest to the Bank in and to all present and future files, books, ledgers, records, bills, invoices, receipts, deeds, certificates or documents of ownership, warranties, bills of sale and all other data and data storage systems, storage media and computer software used or required in connection with generating, processing, and storing such records or otherwise used or acquired in connection with documenting information concerning or pertaining to any of the Collateral.

     3.2 Future Advances. The Liabilities secured hereby include all future advances, including payments on guarantees, made by the Bank at any time or times to or for the benefit of Moro Acquisition, whether obligatory or optional, including all costs, expenses, court costs and reasonable attorneys' fees incurred in the collection of the Liabilities and/or the Collateral, or for the establishment, maintenance or enforcement of the Bank's security interest therein.

     3.3 Additional Security. As additional Collateral to secure the Liabilities, each Borrower grants to the Bank a security interest in all of such Borrower's present and future deposits or other monies due from instruments, documents, policies and certificates of insurance, securities, goods, accounts receivable, choses in action, chattel paper, currency, property and the proceeds thereof, owned by such Borrower or in which it has an interest, now or hereafter in the possession or control of the Bank or in transit by mail or carrier to or from the Bank or in the possession of any other person acting in the Bank's behalf, without regard to whether the Bank received the same in pledge, for safekeeping, as agent for collection or transmission or otherwise, or whether the Bank has conditionally released the same. The property described in this paragraph shall constitute part of the Collateral for all purposes under this Agreement.

     3.4 Perfection of Security Interest. Moro Acquisition shall execute and deliver to the Bank concurrently with the execution of this Agreement, and at any time or times hereafter at the request of Bank all assignments, certificates of title, conveyances, assignment statements, financing statements, renewal financing statements, security agreements, affidavits, notices and all other agreements, instruments and documents that the Bank may reasonably request, in form satisfactory to the Bank, and shall take any and all other steps reasonably requested by the Bank, in order to perfect and maintain the security interests and liens granted herein by Moro Acquisition to the Bank and in order to fully consummate all of the transactions contemplated herein and under this Agreement.

     3.5 Power of Attorney. Moro Acquisition does hereby irrevocably make, constitute and appoint the Bank and any of its officers, employees or agents as the true and lawful attorneys of Moro Acquisition so long as any of the Liabilities remain unpaid with power to:

         (a) sign the name of Moro Acquisition on any financing statement, renewal financing statement, notice or other similar document which, in the Bank's opinion, must be filed in order to perfect or continue perfected the security interests granted in this Agreement;

         (b) following an Event of Default which is continuing beyond any applicable grace period, receive, endorse, assign and deliver, in the name of Moro Acquisition or in the name of the Bank, all checks, notes, drafts and other instruments relating to any Collateral including but not limited to receiving, opening and properly disposing of all mail addressed to Moro Acquisition concerning Accounts;

         (c) following an Event of Default which is continuing beyond any applicable grace period, sign the name of Moro Acquisition on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, notices of assignment, verifications of Accounts and notices to Account Debtors, including, but not limited to, notices to Account Debtors advising them to make payments on Accounts directly to the Bank;

         (d) take or bring at Moro Acquisition's cost, in its name or in the name of the Bank, all steps, actions and suits deemed by Bank necessary or desirable to effect collections of Accounts, to enforce payment of any Account, to settle, compromise, sell, assign, discharge or release, in whole or in part, any amounts owing on Accounts, to prosecute any action or proceeding with respect to Accounts, to extend the time of payment of any and all Accounts, and to make allowances and adjustments with respect thereto;

         (e) following an Event of Default which is continuing beyond any applicable grace period, do all other things necessary to carry out this Agreement.

         Neither the Bank nor any attorney will be liable for any act of commission (other than an act of willful misconduct by the Bank) or omission nor for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable so long as any of the Liabilities remain unpaid.

                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF BORROWERS

     To induce the Bank to enter into this Agreement, and to make the Loans provided for herein, Borrowers, jointly and severally, represent and warrant to the Bank that:

     4.1 Organization Qualification of Moro Acquisition.

         (a) Moro Acquisition is a corporation duly organized, validly subsisting and in good standing under the laws of the State of Delaware.

         (b) Moro Acquisition is duly licensed or qualified as a foreign corporation and in good standing under the laws of each jurisdiction in which the nature of the business transacted by it and the character of the property owned or leased by it make such licensing or qualification necessary and where the failure to be so licensed or qualified is material to the business of Moro Acquisition.

         (c) Moro Acquisition has no subsidiaries.

     4.2 Affiliations; Fictitious Names.

         (a) Moro Acquisition is not a member of any partnership or joint venture.

         (b) Except for Moro Corporation, Moro Acquisition is not affiliated, by stock ownership or otherwise, with any other business entity.

         (c) Moro Acquisition has never conducted business under or otherwise used any fictitious names or trade names.

     4.3 Authority. Authorization.

         (a) Each Borrower has the power to execute, deliver and perform the Loan Documents to which it is a party, and to borrow under this Agreement and the Notes.

         (b) Each Borrower has taken all necessary action to authorize the borrowings provided for in this Agreement and the execution, delivery and performance of the Loan Documents to which such Borrower is a party.

         (c) No consent of any other party (including shareholders of Moro Acquisition) and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any Loan Documents to which either Borrower is a party.

     4.4 Enforceability.

         (a) This Agreement has been duly and validly executed by Borrowers and constitutes a legal, valid and binding contract of Borrowers, enforceable in accordance with its terms, except as its enforceability may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors' rights.

         (b) All other Loan Documents, when executed and delivered to the Bank pursuant to the terms of this Agreement or those Loan Documents, will be legal, valid and binding obligations enforceable in accordance with their terms and the terms of this Agreement, except as the enforcement of any of them may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors' rights.

     4.5 Conflicts.

         (a) The execution, delivery and performance of the Loan Documents to which each Borrower is a party will not conflict with, result in a breach of, or constitute a default under any provision of:

             (i) any existing law or regulation or order of any court, governmental authority, bureau or agency having jurisdiction;

             (ii) the Certificate of Incorporation or By-Laws of Moro Acquisition; or

             (iii) any agreement or instrument to which either Borrower is a party or which purports to be binding upon it any of its assets.

         (b) The execution, delivery and performance of the Loan Documents to which either Borrower is a party will not result in the creation or imposition of any lien on any of its assets pursuant to the provisions of any agreement or instrument to which either Borrower is a party or which purports to be binding upon it or any of its assets other than such liens as are created by the Loan Documents themselves.

     4.6 Litigation.

         (a) There is no litigation or governmental proceeding pending or, to the knowledge of Borrowers, threatened which is reasonably likely to:

             (i) have a material adverse effect on the financial condition or business of either Borrower so as to impair the ability of either Borrower to perform this Agreement or any of the Loan Documents; or

             (ii) prohibit, restrict or limit payment of the Notes or performance of this Agreement by either Borrower.

         (b) Neither Borrower is in default with regard to any order of any court or governmental authority.

     4.7 Compliance with Laws. Moro Acquisition's business is in compliance in all material respects with all laws, ordinances and other governmental regulations; there is no outstanding notice of any uncorrected violation of any such law, ordinance or governmental regulation; Moro Acquisition has all permits, licenses, approvals and other authorizations from federal, state and local authorities that are necessary for the conduct of its business as now conducted or intended to be conducted in the future, and, to the best of Moro Acquisition's knowledge, no claim is pending or threatened to revoke any of said permits, licenses, approvals and other authorizations or to declare them invalid in any respect.

     4.8 Taxes.

         (a) Each Borrower has filed or caused to be filed all tax returns (including, without limitation, those relating to Federal and state income taxes) required to be filed and has paid all taxes shown to be due and payable on those returns or on any assessments made against it (other than those being contested in good faith by appropriate proceedings for which adequate reserves have been provided on its books). Neither Borrower knows of any proposed additional tax assessment against it not adequately covered by reserves.

         (b) The reserves and provisions for taxes on the books of Moro Acquisition are adequate for all open years and for its current fiscal period.

         (c) No tax liens have been filed against the assets of either Borrower, and no claims are being asserted with respect to such taxes which, if adversely determined, would have a material adverse effect upon the financial condition, business or operations of either Borrower.

     4.9 Financial Condition. To the best of Borrowers' knowledge, information and belief, all balance sheets, profit and loss statements, and other financial statements of Moro Acquisition which have heretofore been delivered to the Bank, and all financial statements and data of Moro Acquisition which will hereafter be furnished to Bank, are or will be (when furnished) true and correct and do or will (when furnished) present fairly, accurately and completely the financial position of Moro Acquisition and the results of its operations as of the dates and for the periods for which the same are furnished. All such financial statements of Moro Acquisition have been and will be prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis. Moro Acquisition does not possess and will not possess any "loss contingency" (as that term is defined in Financial Accounting Standards Board, Statement of Financial Accounting Standards No. 5 - "FASB 5 ") which is not accrued, reflected, or reserved against in its reviewed balance sheet or disclosed in the footnotes to such reviewed balance sheet. There has been no material adverse change in the business, properties, operations or condition (financial or otherwise) of Moro Acquisition since the date of the financial statements which were most recently furnished by Moro Acquisition to the Bank. No event has occurred which could reasonably be expected to interfere with the normal business operations of Moro Acquisition, except as disclosed in writing to Bank heretofore or concurrently herewith.

     4.10 Accounts. Moro Acquisition represents and warrants that:

          (a) it is now and at all times hereafter shall be the absolute owner, free and clear of all liens, encumbrances and security interests, except the liens and security interests granted or permitted herein and the potential liens of any state government to enforce possible sales tax liabilities, of indefeasible title to its Accounts; and

          (b) every Account described in the certifications delivered in accordance with Section 6.1(a)(iii) hereof will be a good and valid Account representing an undisputed bona fide indebtedness of a debtor to Moro Acquisition and there are and will be no defenses, setoffs, contraclaims, or counterclaims of any nature whatsoever against any such Account; and no agreement under which any deduction, discount, allowance or special terms of payment may be claimed, has been or will be made with any Account Debtor except as shown on the statement or invoice furnished to the Bank with reference thereto.

     4.11 Equipment and Inventory. Moro Acquisition represents and warrants that;

          (a) it is now, and at all times hereafter shall be, the sole owner, free and clear of all liens, encumbrances and security interests, except the liens and security interests granted or permitted herein, of indefeasible title to its Equipment and Inventory; and

          (b) except for depreciation and obsolescence, Moro Acquisition will keep its Equipment in good repair and maintained in a state of good operating efficiency, and will make all necessary repairs, replacements of and renewals so that the value and operating efficiency thereof shall at all times be maintained and preserved in a manner consistent with good management.

     4.12 Collateral. Moro Acquisition represents and warrants that:

          (a) it is the lawful owner of all Collateral and has the right to pledge, sell, assign and transfer the same and grant a security interest therein; no Collateral has been or will be pledged, sold, assigned or transferred to any person, firm or corporation, other than the Bank or in any way encumbered and Moro Acquisition will warrant and defend all Collateral against the claims and demands of all persons, firms or corporations;

          (b) all representations made by Moro Acquisition to the Bank with reference to the description, content or valuation of any and all of the Collateral are true and correct; the sale of all merchandise which gives rise to an Account is an absolute sale and not on consignment or approval and all such merchandise shall have been the absolute property of Moro Acquisition, free of lien, and Moro Acquisition does not have the same on consignment or approval; all services which give rise to an Account have actually been performed; all invoices, records, notes, documents of title, shipping, and delivery receipts and any and all other instruments, memoranda and documents presented or delivered to the Bank shall be valid, genuine and not subject to any dispute or defense;

          (c) as of the execution of this Agreement, no other financing agreements are in force and no claim of any security interest, lien or encumbrance in or on the Collateral is on file in any public office;

          (d) there is no fact that Borrowers have not disclosed to the Bank in writing and described in Schedule 4.12(d) hereof that could materially adversely affect the properties, business or financial condition of either Borrower or of the Collateral or the Loans provided for in this Agreement;

          (e) this Agreement, upon the filing of financing statements in the appropriate governmental offices, will create in favor of the Bank a valid and perfected first lien security interest in the Collateral; and

          (f) the Collateral and all of the records, ledger sheets, correspondence and invoice documents and instruments, relating to or evidencing the Collateral shall be kept on the premises described in Section 9.14 of this Agreement, such records to be kept in appropriate containers in safe places. The Bank at all reasonable times shall have full access to and the right to audit the Borrowers' books and records.

     4.13 Continent Liabilities. There are no suretyship agreements, guarantees or other contingent liabilities of either Borrower that are not disclosed in the financial statements described in Section 4.9 or in Schedule 4.13, except such liabilities as are created by the Loan Documents.

     4.14 Trademarks, Tradenames, Patents and Copyrights. All trademarks, tradenames, patents and copyrights owned by either Borrower, as well as all applications for any of the foregoing, are described in Schedule 4.14 attached hereto and made a part hereof.

     4.15 ERISA. No Reportable Event has occurred with respect to any Plan. Each Plan has been maintained, in all material respects, in accordance with its terms and with all provisions of ERISA applicable thereto. Moro Acquisition has not incurred any liability to the PBGC.

     4.16 Operations of Moro Acquisition. All operations of Moro Acquisition have been carried on in accordance with all applicable laws, statutes, ordinances, rules and regulations, including, but not limited to, those relating to degradation of the environment. No investigation by any governmental authority, federal, state or local, is pending or threatened against either Borrower.

     4.17 Labor. Moro Acquisition is not involved in any strike, lock-out, boycott or any other labor trouble, similar or dissimilar, nor is it involved in labor negotiations. Moro Acquisition is not a party to any collective bargaining agreement.

     4.18 COBRA Continuation Coverage. Moro Acquisition provides COBRA Continuation Coverage under group health plans (if any) for separating employees in accordance with the provisions of Section 4980B of the Code.

     4.19 Environmental Representations. Obligations and Covenants.

          (a) Borrowers represent and warrant that they have conducted all appropriate inquiry and do not know or have reason to know of any activity at any real property leased or owned by either Borrower (collectively, the "Real Property") which has been conducted, or is being conducted, except in compliance with all statutes, ordinances, regulations, orders and requirements of common law concerning (i) those activities, (ii) repairs or construction of any improvements, (iii) handling of any materials, (iv) discharges to the air, soil, surface water or ground water, and (v) storage treatment or disposal of any waste at or connected with any activity at the Real Property ("Environmental Statutes").

          (b) Borrowers shall cause all activities at the Real Property to be conducted in compliance with all Environmental Statutes. Borrowers shall cause all permits, licenses or approvals to be obtained, and shall cause all notifications to be made, as required by Environmental

Statutes. Borrowers shall, at all times, cause compliance with the terms and conditions of any such approvals or notifications.

          (c) Borrowers represent and warrant that, to the best of their knowledge, no contamination is present at the Real Property. Borrowers shall not permit contamination of the Real Property by hazardous substances. Borrowers shall cause hazardous substances to be handled on the Real Property in a manner which will not cause an undue risk of the contamination of the Real Property.

          (d) For purposes of this section, the term "contamination" shall mean the uncontained presence of hazardous substances at the Real Property, or arising from the Real Property, which may require remediation under any applicable law.

          (e) For purposes of this section, "hazardous substances" shall mean "hazardous substances" or "contaminants" as defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601-9657, as -- amended by the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499, 100 Stat. 1613 (Oct. 17, 1986), "regulated substances" within the meaning of subtitle I of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6991-69911, as -- amended by the Superfund Amendments and Reauthorization Act of 1986 Pub. L. No. 99-499, 100 Stat. 1613 (Oct. 17, 1986), and "hazardous substances" or "contaminants" as defined pursuant to the Pennsylvania Hazardous Sites Cleanup Act, Pa. Stat. Ann. tit. 35, Section 6020.101 to .1305 (Purdon Supp. 1989), or any other substances which may be the subject of liability pursuant to Sections 316 or 401 of the Pennsylvania Clean Streams Law, Pa. Stat. Ann. tit. 35, Section 691.1 to .1001 (Purdon 1977 and Supp. 1989).

          (f) Borrowers represent and warrant that they have conducted all appropriate inquiry and does not know or have any reason to know of any:

              (i) polychlorinated biphenyls or substances containing polychlorinated biphenyls present on the Real Property,

              (ii) asbestos or materials containing asbestos present on the Real Property, or

              (iii) urea formaldehyde foam insulation on the Real Property.

          (g) Borrowers represent and warrant that they do not know or have reason to know of any investigation of the Real Property for presence of radon gas or the presence of the radioactive decay products of radon.

          (h) Borrowers represent and warrant that, to the best of their knowledge after due inquiry, no tanks presently or formerly used for the storage of any gas, chemical or petroleum product above or below ground are present at the Real Property. Borrowers shall neither install nor permit to be installed any temporary or permanent tanks for the storage of any liquid or gas above or below ground except as in compliance with the other provisions of this Section.

          (i) Upon the occurrence of an Event of Default and acceleration of payment of all obligations of Borrowers under Section 8.2 hereof, the Bank may, at its discretion, commission an investigation at Borrowers' expense of (i) compliance at the Real Property with Environmental Statutes, (ii) the presence of hazardous substances or contamination at the Real Property, (iii) the presence at the Real Property of material which is the subject of subparagraph
(f) of this section, (iv) the presence at the Real Property of radon, or (v) the presence at the Real Property of tanks which are the subject of subparagraph (h) of this Section.

          (j) In connection with any investigation pursuant to subparagraph (i) of this paragraph, Borrowers shall comply with any reasonable request for information made by the Bank or its agents in connection with any such investigation. Borrowers represent and warrant that any response to any such request for information will be full and complete.

          (k) Borrowers will assist the Bank and its agents to obtain any records pertaining to the Real Property or to either Borrower in connection with an investigation pursuant to subparagraph (i) of this Section.

          (l) Borrowers will afford the Bank and its agents access to all areas of the Real Property at reasonable times and in reasonable manners in connection with any investigation pursuant to subparagraph (i) of this Section.

          (m) No investigation commissioned pursuant to subparagraph (i) shall have any effect upon the representations or warranties made by Borrowers to the Bank under this Section.

          (n) Borrowers hereby, jointly and severally, agree to indemnify and to hold harmless the Bank of, from and against any and all expenses, loss or liability suffered by the Bank by reason of either Borrower's breach of any of the provisions of this Section including (but not limited to) (i) any and all expenses that the Bank may incur in complying with the Environmental Statutes;
(ii) any and all costs that the Bank may incur in studying or remedying any contamination of the Real Property; (iii) any and all fines, penalties or other sanctions (including a voiding of any transfer of the Real Property) assessed upon the Bank by reason of failure of either Borrower to have complied with Environmental Statutes; (iv) any and all loss of value of the Real Property by reason of: (A) failure to comply with Environmental Statutes; (B) the presence on the Real Property of any hazardous substances; (C) the presence on the Real Property of any materials which are the subject of this section; (D) the presence on the Real Property of radon; or (E) the presence on the Real Property of any tank; and (v) any and all legal and professional fees and costs incurred by the Bank in connection with the foregoing. This indemnification shall survive payment of the Notes.

                                    ARTICLE 5
                              CONDITIONS OF LENDING

          The obligation of the Bank to make any Advances is subject to the accuracy of the representations and warranties in Article 4 of this Agreement as of the date of this Agreement, the performance by Borrowers of their obligations to be performed under this Agreement before the date of each of the Advances, and the satisfaction of the following conditions:

     5.1 Loan Documents. Borrowers shall have executed and delivered or caused to be executed and delivered to the Bank all Loan Documents.

     5.2 Representations, Warranties. The representations and warranties contained in Article 4 of this Agreement shall be true at and as of the date of the making of any Advance with the same effect as if made at and as of such time, except to the extent that the facts upon which such representations and warranties are based may be changed in the ordinary course by the transactions permitted or contemplated by this Agreement.

     5.3 Defaults. There shall exist no Default or condition which, with the giving of notice or the passage of time or both, would result in an Event of Default upon consummation of any Advance.

     5.4 Certificates. Supporting Documents. The Bank shall have received:

         (a) copies, certified by the Secretary of Moro Acquisition, of the resolutions of the Board of Directors of Moro Acquisition authorizing the execution, delivery and performance of the Loan Documents to which Moro Acquisition is a party and the borrowings under this Agreement;

         (b) certificates of the Secretary of Moro Acquisition as to the incumbency and signatures of the officers of Moro Acquisition signing the Loan Documents to which it is a party;

         (c) a certificate of the Secretary of State of the jurisdiction of incorporation of Moro Acquisition as to the good standing of Moro Acquisition dated no more than ten (10) days prior to the date of this Agreement;

         (d) a financial statement, in form satisfactory to Bank, from the Guarantor; and

         (e) an opinion of counsel to Borrowers and Guarantor satisfactory in form and substance to the Bank and its counsel.

     5.5 Collateral Security Documents. Borrowers shall have delivered or shall have caused to be delivered to the Bank the Surety Agreement and such other collateral security documents as shall be required by the Bank. Financing statements describing the Collateral shall have been filed or readied for filing in each jurisdiction and in each office as shall have been required by the Bank.

     5.6 Insurance. Moro Acquisition shall have provided the Bank with certificates of insurance evidencing Moro Acquisition's compliance with the requirements of Section 6.10 hereof.

     5.7 Subordination Agreement. Moro Acquisition and the Subordinated Lender shall have delivered the Subordination Agreement to the Bank.

     5.8 Equity Investment. Borrowers shall have furnished the Bank evidence satisfactory to the Bank that David W. Menard and/or members of his immediate family have contributed $200,000 to the capital of Moro Acquisition.

     5.9 Acquisition Documents. The Bank and its counsel shall have received and reviewed copies of all the Acquisition Documents in executable form.

     5.10 Landlord's Waiver. Borrowers shall have delivered the Landlord's Waiver to the Bank.

                                    ARTICLE 6
                              AFFIRMATIVE COVENANTS

     On and after the date of this Agreement and so long as the Notes remain outstanding and unpaid in whole or in part, or so long as the credit availability evidenced thereby remains in effect, whichever is longer, Borrowers will observe the following covenants unless the Bank shall otherwise consent in writing:

     6.1 Financial Statements.

         (a) Moro Acquisition will furnish to the Bank the financial information described below:

             (i) Annual Statements. As soon as available, and in any event not later than ninety (90) days after the close of each fiscal year of Moro Acquisition beginning with the fiscal year ending December 31, 2000, the annual reviewed financial report of Moro Acquisition containing a balance sheet of Moro Acquisition as of the end of such fiscal year and related statements of income, shareholders' equity and changes in financial position of Moro Acquisition for such fiscal year, setting forth in each case in comparative form the corresponding figures of the previous annual report, all in reasonable detail, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved, and reviewed without exception or qualification by independent certified public accountants selected by and satisfactory to the Bank.

             (ii) Quarterly Statements. As soon as available, and in any event not later than fortyfive (45) days after the close of each quarter of each fiscal year of Moro Acquisition, a balance sheet of Moro Acquisition as of the end of such quarter and related statements of income, shareholders' equity and changes in financial position of Moro Acquisition for such period and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved, and compiled by the chief financial officer of Moro Acquisition.

             (iii) Agings. As soon as possible, but in any event not later than fifteen (15) days after the close of each month of the fiscal year of Moro Acquisition, an accounts receivable aging certified by the principal financial officer of Moro Acquisition.

             (iv) Borrowing Base Certification. As soon as possible, but in any event not later than ten (10) days after the close of each month of the fiscal year of Moro Acquisition, a Borrowing Base certificate substantially in the form of Exhibit "G" attached hereto and made a part hereof.

             (v) Chief Financial Officer's Certificate. Concurrently with the delivery of the financial statements referred to in paragraph (ii) above, a certificate of the officer of Moro Acquisition who certified such statements, to the effect that:

                 (A) no Event of Default or Default has occurred and is continuing under this Agreement, or, if any such Event of Default or Default exists, specifying its nature, the period of its existence and the curative action Moro Acquisition has taken or proposes to take, and

                 (B) Moro Acquisition is not in default under any material agreement to which it is a party, and

                 (C) from time to time, such additional financial and other information as the Bank may request.

         (b) As soon as available and not later than ninety (90) days after the close of each calendar year beginning with the year ending December 31, 2000, the Menards' will deliver their personal financial statement to the Bank and, upon filing thereof, their annual income tax returns.

     6.2 Maximum Funded Senior Debt/Tangible Capital Funds Ratio. Moro Acquisition will maintain a Maximum Funded Senior Debt to Tangible Capital Funds Ratio of 4.25x on the date hereof, 2.75x as of December 31, 2000, and 2.50x as of December 31, 2001 and thereafter. Moro Acquisition's compliance with this covenant shall be verified at the close of each fiscal quarter in accordance with generally accepted accounting principles consistently applied.

     6.3 Minimum Tangible Capital Funds. Moro Acquisition will maintain Tangible Capital Funds of not less than $325,000 on the date hereof, $475,000 as of December 31, 2000, and $625,000 as of December 31, 2001 and thereafter. Moro Acquisition's compliance with this covenant shall be verified at the close of each fiscal quarter in accordance with generally accepted accounting principles consistently applied.

     6.4 Debt Coverage Ratio. At all times during the term of the Loans, Moro Acquisition will maintain a Debt Coverage Ratio of 1.2x. Moro Acquisition's compliance with this covenant shall be verified at the close of each fiscal year in accordance with generally accepted accounting principles consistently applied.

     6.5 Minimum Net Working Capital. During the period commencing on the date hereof and continuing through March 31, 2001, Moro Acquisition shall maintain Minimum Net Working Capital of not less than $200,000. Moro Acquisition's compliance with this covenant shall be verified at the close of each fiscal quarter in accordance with generally accepted accounting principles consistently applied.

     6.6 Liabilities. Borrowers will pay and discharge, at or before their maturity, all of their respective obligations and liabilities (including, without limitation, tax liabilities), except those which may be contested in good faith, and maintain in accordance with generally accepted accounting principles and practices adequate reserves for any of the same.

     6.7 ERISA. Moro Acquisition will comply in all material respects with ERISA. Moro Acquisition will furnish to the Bank, as soon as possible and in any event within thirty (30) days after Moro Acquisition knows or has reason to know that any Reportable Event has occurred with respect to any Plan or that the PBGC or Moro Acquisition has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the chief financial officer of Moro Acquisition setting forth details as to such Reportable Event and the action which Moro Acquisition proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its intent to institute such proceedings or any notice to the PBGC that such Plan is to be terminated, as the case may be. For all purposes of this Section 6.7, Moro Acquisition shall be deemed to have all knowledge or knowledge of all facts attributable to the administrator of such Plan.

     6.8 Notice of Default, Labor Troubles, Litigation. Moro Acquisition will promptly give notice in writing to the Bank of the occurrence of any Event of Default or Default under this Agreement, or of any event of default under any instrument or other agreement of Moro Acquisition, or of the occurrence of any strike, lock-out, boycott or any other labor dispute affecting Moro Acquisition and any dispute between Moro Acquisition or any other party, if such litigation, proceeding or dispute might substantially interfere with the normal business operations of Moro Acquisition or, if resolved other than in the favor of Moro Acquisition, such litigation, proceeding or dispute would have a material adverse effect on Moro Acquisition's financial condition.

     6.9 Corporate Existence, Properties. Moro Acquisition will maintain, (a) its corporate existence, its qualification to do business and its good standing in each jurisdiction in which qualification is necessary for the proper conduct of its businesses, (b) all licenses, permits and other authorizations necessary for the ownership and operation of its properties and businesses, and

(c) its properties in good repair, working order and condition and to make all necessary or appropriate repairs, renewals, replacements and substitutions, so that the efficiency of all such property shall at all times be properly preserved and maintained.

     6.10 Insurance. Moro Acquisition will maintain, with respect to all its properties, assets and businesses, insurance with financially sound and reputable insurers against loss or damage of the kinds customarily insured against by corporations or other business entities of established reputation engaged in the same or similar business and similarly constituted, in such types and amounts as are customarily carried under similar circumstances by such other corporations or other business entities, and/or as are required by the Bank, including, without limitation, fire and extended coverage insurance on all insurable assets which will contain standard loss payee clauses in favor of the Bank, will be in an amount not less than 80% of the insurable value of such assets or 100% of the Loans, whichever is greater, and business interruption insurance, and will provide for thirty (30) days' notice of cancellation to the Bank. Moro Acquisition shall provide the Bank with a certificate of insurance prior to settlement.

     6.11 Policies: Proceeds. Moro Acquisition shall deliver to the Bank on demand certified copies of all such insurance policies (or, at the option of the Bank, certificates evidencing coverage) covering the risks set forth in Section
6.10 above, with loss payable clauses in a form satisfactory to the Bank naming the Bank as payee and co-insured. All proceeds payable under any of said policies shall be payable in all events to the Bank, but at the option of the Bank any such proceeds may be released to Moro Acquisition. Moro Acquisition hereby grants to the Bank a continuing security interest in and to all said policies and the proceeds thereof to secure the repayment of the Liabilities and agrees that the Bank shall have the right, in the name of Moro Acquisition or in the name of the Bank, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be made thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any such claims under any such insurance policies.

     6.12 Books, Records. Audits.

          (a) Moro Acquisition will maintain accurate and complete records and books of account with respect to all its operations in accordance with generally accepted accounting principles consistently applied.

          (b) Moro Acquisition will permit, at all reasonable times and upon reasonable prior notice, officers and representatives of the Bank to examine and make copies from its books and records, and to discuss the affairs, finances and accounts of Moro Acquisition with its officers and public accountants, to visit and inspect its real and personal property. Upon the occurrence of an Event of Default and so long as the same remains uncured, the Bank may perform audits at any time upon reasonable notice.

     6.13 Returned Merchandise. Moro Acquisition shall promptly notify the Bank of all merchandise returned or to be returned and of all disputes and claims by Account Debtors; all returned merchandise shall remain part of the Collateral; upon request, Moro Acquisition will forthwith pay to the Bank the amount represented for Advances against the merchandise returned.

     6.14 Taxes, Etc. Borrowers' will pay when due all taxes, assessments and charges imposed upon their property or that they are required to withhold and pay over; except where contested in good faith and where adequate reserves have been set aside. Upon the Bank's request, Moro Acquisition shall furnish the Bank with proof satisfactory to the Bank of the making of the payment or deposit of all Federal, state and local withholding taxes required of Moro Acquisition by applicable law; such proof shall be furnished within five (5) days after the due date of each such payment or deposit established by law.

     6.15 Compliance with Laws. Moro Acquisition will comply with all laws and regulations applicable to it in the operation of its business. Borrowers will comply with all of their obligations under Section 4.19.

     6.16 Banking Relationship. Borrowers, at all times when the Notes remain outstanding in whole or in part, will maintain the Bank as their primary bank of account.

     6.17 Financial Condition. Borrowers will immediately give the Bank written notice of any material adverse change in their financial conditions, operations or collateral from that described in the most recent financial statements of Borrowers previously delivered to the Bank.

     6.18 Use of Proceeds. Borrowers shall use the proceeds of the Loans (i) to finance the acquisition of the assets of Seller pursuant to the terms of the Acquisition Documents and (ii) for working capital purposes.

     6.19 Guarantor's Financial Statements. Borrowers will cause Guarantor to deliver to the Bank quarterly management-prepared financial statements and, within ninety (90) days after the close of each fiscal year beginning with the fiscal year ending December 31, 2000, annual audited financial statements during each year of the term of the Loans.

     6.20 Year 2000 Compliance.

          (a) To the best of Borrowers' knowledge, none of the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems that are used or relied on by either Borrower in the conduct of its business will malfunction, will cease to function, will generate incorrect data or will produce incorrect results when processing, providing or receiving
(i) daterelated data from, into and between the 20th and 21st centuries or (ii) date-related data in connection with any valid date in the 20th and 21st centuries.

          (b) None of the products and services sold, licensed, rendered, or otherwise provided by either Borrower in the conduct of its business will malfunction, will cease to function, will generate incorrect data or will produce incorrect results when processing, providing or receiving (i) date-related data from, into and between the 20th and 21st centuries or (ii) date-related data in connection with any valid date in the 20th and 21st centuries.

          (c) Neither Borrower has made any other representations or warranties specifically relating to the ability of any product or service sold, licensed, rendered, or otherwise provided by either Borrower in the conduct of its business to operate without malfunction, to operate without ceasing to function, to generate correct data or to produce correct results when processing, providing or receiving (i) date-related data from, into and between the 20th and 21st centuries and (ii) date-related data in connection with any valid date in the 20th and 21st centuries.

                                    ARTICLE 7
                               NEGATIVE COVENANTS

     On and after the date of this Agreement and so long as the Notes remain outstanding and unpaid, in whole or in part, or so long as the credit availability evidenced thereby remains in effect, whichever is longer, Borrowers will, jointly and severally, observe the following covenants unless the Bank shall otherwise consent in writing:

     7.1 Debt. Mono Acquisition. will not create, incur, assume, guarantee or in any manner become or remain liable with regard to any debt, except:

         (a) Debt existing on the date of this Agreement and described in
Schedule 7.1 attached hereto and made a part hereof, including, but not limited to, the Subordinated Debt (excluding debt evidenced by the Notes);

         (b) The Notes; and

         (c) Debt with regard to accounts payable and other extensions of trade credit and customary accrued liabilities incurred in the ordinary course of business and which is not more than 60 days overdue, unless either Borrower is contesting, in good faith and by appropriate proceedings, its obligation to make payment, and has established such reserve with regard to the contested obligation as its certified public accountants shall consider adequate.

     7.2 Liens. Mono Acquisition will not create, incur, assume or suffer to exist any lien upon any of its existing or future, tangible or intangible, real, personal or mixed property, except:

         (a) Pledges or deposits under workmen's compensation laws, unemployment compensation laws or other similar laws;

         (b) Good faith deposits in connection with bids, tenders, contracts (other than for the purpose of borrowing money or obtaining credit) and leases to which either Borrower is a party, including rent security deposits;

         (c) Deposits to secure public or statutory obligations of either Borrower, surety or appeal bonds to which either Borrower is a party, payment of contested taxes of either Borrower, or payment of import duties of either Borrower;

         (d) Any lien which is imposed by law, e.g., those of carriers, materialmen, mechanics and warehousemen, if payment secured by that lien is not yet due, or if the validity or the amount of payment is being contested in good faith by appropriate proceedings for which adequate reserves have been established;

         (e) Any lien arising from a judgment or award against either Borrower with regard to which such Borrower is prosecuting an appeal or proceedings for review, and has obtained a stay of execution pending such appeal or proceedings for review;

         (f) Any lien for taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, or the validity or amount of which is being contested by appropriate legal proceedings, and with regard to which adequate reserves have been established;

         (g) Any lien created for the sole purpose of extending, renewing or refunding any lien permitted under paragraphs (a) through (f), if such lien is limited to all or part of the same property covered by the original lien, and if the amount of the debt secured by the lien does not exceed the amount of debt secured by the lien at the time of extension, renewal or refunding; and

         (h) Any lien created in connection with purchase money indebtedness, subject to the dollar limitations in Section 7.15.

     7.3 Endorsements, Etc. Moro Acquisition shall not endorse, guarantee or become surety for the obligations of any person, firm or corporation, except either Borrower may endorse checks in the ordinary course of business.

     7.4 Change in Business; Mergers, Consolidations. Borrowers will not make any substantial change in the nature of the business of Moro Acquisition, or merge or consolidate with any other corporation (other than the purchase of assets of Seller on even date herewith).

     7.5 Control. David Menard and his immediate family will own not less than fifty-one percent (51%) of the outstanding stock of Guarantor on a fully-diluted basis and will cause Guarantor to own not less than one hundred percent (100%) of the outstanding stock of Moro Acquisition on a fully-diluted basis.

     7.6 Subsidiaries. Moro Acquisition will not create any new subsidiaries.

     7.7 Contingent Liabilities. Moro Acquisition will not become or remain liable, directly or indirectly, in connection with the obligations, stock or dividends of any person, firm, corporation or other entity, whether by guarantee, endorsement, agreement to supply or advance funds, agreement to maintain working capital or net worth, agreement to purchase or repurchase goods or services whether or not such goods or services are actually acquired, or otherwise, other than in connection with the Loans, except that Moro Acquisition may endorse negotiable instruments for collection in the ordinary course of its business.

     7.8 Sales and Lease-Backs. Moro Acquisition will not enter into any arrangement, directly or indirectly, with any Person, firm, corporation or other entity, whereby any of them shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which the lessee intends to use for substantially the same purpose or purposes as the property being sold or transferred.

     7.9 Limitation of Leases. Except for those leases existing as of the date hereof and reflected on Schedule 7.9 attached hereto and made a part hereof, Moro Acquisition will not incur, create or assume any commitment to make any direct or indirect payment, whether as rent or otherwise, under any lease, rental or other arrangement for the use or hire of property of any person, firm, corporation or other entity, if, after giving effect thereto, the aggregate amount of such payments to be made by Moro Acquisition under all such leases, rentals or other arrangements would be in excess of $100,000 (excluding leases required to be capitalized under Financial Accounting Standards Board, Statement of Accounting Standards No. 13) during any fiscal year of Moro Acquisition.

     7.10 Voluntary Prepayments, Modification of Debt Instruments. Except in the ordinary course of business, Moro Acquisition will not (a) prepay, purchase, redeem or otherwise acquire for value prior to the stated maturity thereof all or any part of any indebtedness for borrowed money, including, but not limited to, the Subordinated Debt (other than indebtedness evidenced by the Notes, or any other indebtedness to the Bank, subject to any applicable prepayment penalty) or (b) amend, modify or supplement in any way, or request any waiver of the provisions of, any instrument providing for or evidencing any indebtedness for borrowed money or constituting the deferred purchase price of property or assets.

     7.11 Removal and Protection of Property. Except as otherwise expressly permitted herein, Moro Acquisition will not remove (other than in the ordinary course of business) any Equipment, Goods, Inventory, or General Intangibles (as defined in the New Jersey Uniform Commercial Code) from the place of business where presently located, nor permit the value of any property to be impaired.

     7.12 Transactions with Affiliates. Moro Acquisition shall not, except as otherwise expressly permitted by this Agreement, directly or indirectly enter into any transaction or modify any existing transaction with any Affiliate including, without limitation, (a) investments in, or loans, advances or distributions to, an Affiliate (other than distributions by Moro Acquisition to Guarantor to pay tax liabilities in amounts equal to the amount Moro Acquisition would be obligated to pay if it filed on an unconsolidated basis and distributions permitted by the terms of the Subordination Agreement), (b) the transfer, sale, lease, assignment or other disposition of any assets to an Affiliate, (c) the merger into or consolidation with or purchase or acquisition of assets from an Affiliate, or (d) any other transaction directly or indirectly with or for the benefit of any Affiliate (including, without limitation, any guarantees or assumptions of obligations of an Affiliate by either Borrower or of either Borrower by an Affiliate). The Bank may withhold its consent to any such transaction with an Affiliate if (i) an Event of Default has occurred and is continuing, or (ii) such transaction, based upon the reasonable assumptions of the Bank, could (A) result in a material adverse change in the business, operations, financial condition or prospects of either Borrower, (B) affect either Borrower's ability to repay the indebtedness evidenced by the Notes or any other indebtedness of either Borrower to the Bank, (C) prejudice or impair, or result in the diminution of, any rights of the Bank with respect to the indebtedness evidenced by the Notes or any other indebtedness of either Borrower to the Bank or any collateral pledged to secure such indebtedness, or (D) result in a Default or an Event of Default hereunder or under the Loan Documents or a default under or with respect to any other document or instrument evidencing and/or securing the Loans or any other material obligation of either Borrower to any Person.

     7.13 Disposition of Assets. Moro Acquisition will not liquidate or dissolve itself (or suffer any liquidation or dissolution), and neither Borrower will convey, sell, lease, pledge, or otherwise transfer or dispose of all or any substantial part of its property, assets or business other than in the ordinary course of business.

     7.14 Disposition of Accounts. Moro Acquisition will not sell, discount or otherwise dispose of its notes, Accounts, Chattel Paper, Documents, General Intangibles or Instruments (all as defined in the New Jersey Uniform Commercial
Code) except to, or with, the Bank.

     7.15 Capital Expenditures. Moro Acquisition shall not permit its annual capital expenditures, including, but not limited to, purchase money indebtedness, to exceed $100,000 in any year of the Loans.

                                    ARTICLE 8
                           EVENTS OF DEFAULT. REMEDIES

     8.1 Events of Default. Each of the following shall constitute an Event of
Default:

         (a) Payment. Failure by either Borrower to pay the principal of, or accrued interest on, the Notes or any other instrument or obligation of either Borrower to the Bank when such amounts become due, or the failure of either Borrower to pay any other amount payable to the Bank under the Loan Documents, within five (5) days after such amount becomes due.

         (b) Representations, Warranties. Any representation or warranty made by either Borrower in the Loan Documents shall prove to be false or misleading in any material respect as of the date when made.

         (c) Covenants. Failure by either Borrower to observe or perform any covenants, conditions or provisions applicable to it contained in the Loan Documents [other than those described in paragraphs (a) and (b) above] provided that such failure shall continue for a period of thirty (30) days after written notice from the Bank to such Borrower.

         (d) Other Obligations. Either Borrower defaults in:

             (i) any payment of principal of, or interest on, any obligations for borrowed money, including, but not limited to, the Subordinated Debt (other than the Notes or any such obligation payable to the Bank), or for the deferred purchase price of property beyond any grace and/or cure period provided with regard to such payment,

             (ii) the performance of any other material agreement, term or condition contained in any such obligation or in any agreement relating to such obligation subject to any grace and/or cure period with respect thereto, or

             (iii) the performance of any lease or other contract material to either Borrower's business, if the effect of such default is to cause such obligation to become due or such lease or contract to be terminated prior to its stated maturity.

         (e) Voluntary Bankruptcy. Filing by either Borrower of a voluntary petition in bankruptcy or a voluntary petition or any answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code, or under any other existing or future federal or state insolvency act or law, or any formal written consent to, approval of, or acquiescence in, any such petition or proceeding by either Borrower, the application by either Borrower for, or the appointment by consent or acquiescence of, a receiver or trustee of, either Borrower or for all or a substantial part of its property; the making by either Borrower of an assignment for the benefit of creditors.

         (f) Involuntary Bankruptcy. Filing of any involuntary petition against either Borrower in bankruptcy or seeking reorganization, arrangement or readjustment of its debts or for any other relief under the Bankruptcy Code, or under any other existing or future federal or state insolvency act or law; or the involuntary appointment of a receiver or trustee of either Borrower, or for all or a substantial part of the property of either Borrower; and the continuance of any of such events for a period of sixty (60) days undismissed, unbonded or undischarged.

         (g) Reportable Event. If (1) any Reportable Event that the Bank reasonably determines in good faith creates a reasonable possibility of the termination of any Plan or of the appointment by the appropriate United States district court of a trustee to administer any Plan shall have occurred and be continuing 30 days after written notice to such effect shall have been given to Moro Acquisition by the Bank, or (2) any Plan shall be terminated, or (3) the plan administrator of any Plan shall file with the PBGC a notice of intention to terminate such Plan, or (4) the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan and such proceedings shall remain undismissed or unstayed for three (3) business days and if, in any of the cases described in the foregoing clauses (1) to (4), the Bank further reasonably determines in good faith that the amount of the unfunded guaranteed benefits (within the meaning of Title IV of ERISA) resulting upon termination of such Plan would have a material adverse effect on the financial condition, properties or operations of Moro Acquisition if alien against the assets of Moro Acquisition were to result under ERISA.

         (h) Default by Guarantor. The occurrence of an Event of Default as defined in any document or instrument executed and delivered by the Guarantor to the Bank as collateral security for the Loans provided for herein.

         (i) Material Adverse Change. The occurrence of a material adverse change in the financial condition of Moro Acquisition in the reasonable business judgment of the Bank.

     8.2 Acceleration and Termination of Commitments. (a) Upon the occurrence of an Event of Default specified in paragraphs (a) through (d) and (g) through (i) of Section 8.1 of this Agreement, the Bank may:

             (i) terminate immediately and irrevocably the unused portions of the credit availability evidenced by the Notes;

             (ii) declare the unpaid principal balance of, all accrued, unpaid interest on, and all other sums payable with regard to, the Notes and all other Liabilities from Borrowers to the Bank to be immediately due and payable whereupon the Notes, all such accrued interest and all such Liabilities shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrowers; and

             (iii) pursue all other remedies of the Bank provided for in the Loan Documents as well as those available at law and in equity.

         (b) Upon the occurrence of an Event of Default specified in paragraphs
(e) and (f) of Section 8.1 of this Agreement, the unused portions of the credit availability evidenced by the Notes shall automatically and immediately terminate and the unpaid principal balance of, all accrued, unpaid interest on, and all other sums payable with regard to, the Notes and all other instruments of obligation of the Guarantor and Borrowers to the Bank shall automatically and immediately become due and payable, in all cases without any action on the part of the Bank.

         (c) Upon the occurrence of an Event of Default, the rate of interest on the Notes shall be increased to a rate equal to two percent (2%) above the interest rate payable on the date of default (the "Default Rate"). Interest at the rate provided for in the Notes, or at the Default Rate, shall continue to accrue at such rate, and continue to be paid even after default, maturity, acceleration, recovery of judgment, bankruptcy or insolvency proceeding of any kind until such monetary default has been cured.

     8.3 Right of Set-Off. Upon the occurrence of an Event of Default, the Bank shall have the right, in addition to all other rights and remedies available to it, to set-off against the unpaid balance of the Notes, any debt owing to Borrowers by the Bank and any funds in any deposit account maintained by any of them with the Bank.

     8.4 Marshalling.

         (a) If an Event of Default shall have occurred and be continuing, the Bank shall not be required to marshal any present or future security for, or guarantees of, the Liabilities or to resort to any such security or guarantees in any particular order.

         (b) Each Borrower waives, to the fullest extent it lawfully can, any right it might have to require the Bank to pursue any particular remedy before proceeding against it, and any right to the benefit of, or to direct the application of the proceeds of, any Collateral until the Notes and all other Liabilities have been paid in full.

     8.5 Cumulative Remedies. The rights and remedies provided in the Loan Documents are cumulative and not exclusive of any rights or remedies provided by law or in equity.

                                    ARTICLE 9
                                  MISCELLANEOUS

     9.1 Waivers.

         (a) No failure or delay on the part of the Bank in exercising any right, power or privilege under the Loan Documents shall operate as a waiver of any right, power or privilege, except as and to the extent that the assertion of such right, power or privilege shall be barred by an applicable statute of limitations.

         (b) No single or partial exercise of, or abandonment or discontinuance of steps to enforce, any right, power or privilege under the Loan Documents shall preclude any other or further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

         (c) EACH BORROWER DOES HEREBY EXPRESSLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND WHETHER ARISING OUT OF, UNDER OR BY REASON OF THE LOAN DOCUMENTS OR ANY ASSIGNMENT OR TRANSACTION THEREUNDER. EACH BORROWER UNDERSTANDS THAT THE BANK IS RELYING ON THIS WAIVER IN MAKING THE LOANS PROVIDED FOR HEREIN.

     9.2 Notices. All notices, requests and demands to or upon the parties shall be deemed to have been given or made on the day of personal service or on the day they are deposited in the mails, postage prepaid, registered or certified mail, return receipt requested, or by nationally-recognized overnight courier providing proof of delivery, or, in the case of telegraphic notice, when delivered to the telegraph company, charges prepaid, addressed to the parties at the addresses set forth below or to such other address as may be hereafter designated in writing in accordance herewith:

     Borrowers:

          c/o Moro Corporation
          111 Presidential Boulevard
          Suite 240
          Bala Cynwyd, Pennsylvania 19004
          Attention: David W. Menard, President

     with a copy to their counsel:

          Lurio & Associates, P.C.
          One Commerce Square
          Suite 2340
          Philadelphia, Pennsylvania 19103-7015
          Attention: Douglas M. Lurio, Esquire

     The Bank:

          Sovereign Bank
          Two Aldwyn Center
          Lancaster Avenue & Route 320
          Villanova, Pennsylvania 19085
          Attention: Thomas M. McGrory, Vice President

     9.3 Legal Costs; Filing Costs. If at any time or times hereafter the Bank employs counsel to prepare or consider approvals, waivers or consents, or to intervene, file a petition, answer, motion or other pleading in any suit or proceeding relating to this Agreement or relating to any Collateral, or to protect, take possession of, or liquidate any Collateral, or to attempt to enforce any security interest or lien in any Collateral, or to enforce any rights of the Bank or liabilities of either Borrower's Account Debtors, or any other person, firm or corporation which may be obligated to the Bank by virtue of the Loan Documents, then in any of such events, all of the reasonable attorneys' fees arising from such services, and any expenses, costs and charges relating thereto, shall become a part of Borrowers' Liabilities secured by the Collateral, payable on demand.

     Borrowers further agree to reimburse the Bank for its out-of-pocket expenses, including but not limited to attorneys' fees and other costs of preparation and filing of the Loan Documents and other documents as required by law or deemed necessary by the Bank, including, but not limited to, the cost of all lien searches deemed necessary by the Bank. Such costs and expenses shall be


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


paid simultaneously with the execution of this Agreement and all such expenses hereafter incurred shall be paid within fifteen (15) days after notice by the Bank.

     9.4 Right of Entry. Upon the occurrence of an Event of Default, the Bank shall have the right to enter and remain upon the premises of Borrowers without cost or charge to the Bank, and to use the same, together with materials, supplies, books and records of Borrowers, for the purpose of liquidating or collecting the Collateral, or for the purpose of preparing for and conducting the sale of Collateral, whether by foreclosure, auction or otherwise.

     9.5 Warrant to Confess Judgment in Replevin. Upon the occurrence of an Event of Default, Borrowers authorize and empower the Prothonotary or any attorney of any court of record to appear for Borrowers and confess judgment against Borrowers in favor of the Bank in any action of replevin instituted by the Bank to recover possession of the Collateral or any part thereof, for which this shall be his sufficient warrant. An affidavit made by someone acting on behalf of the Bank setting forth the facts necessary to authorize the entry of judgment shall be conclusive evidence of such facts, and no bond need be filed by the Bank. Upon the entry of judgment in replevin for possession, a writ of possession may issue forthwith, without any prior writ or proceedings whatsoever. The right to confess judgment herein contained may be exercised from time to time and shall not be exhausted by one or more exercises thereof. Borrowers hereby expressly agree that in exercising the right to confess judgment herein contained, the Bank need not cause the original of this Agreement to be filed, but a copy authenticated by someone acting on behalf of the Bank shall be sufficient.

     9.6 No Waiver. The Bank's failure at any time or times hereafter to require strict performance by Borrowers of any of the provisions, warranties, terms and conditions contained in this Agreement shall not waive, affect or diminish any right of the Bank at any time or times hereafter to demand strict performance therewith and with respect to any other provisions, warranties, terms and conditions contained in this Agreement and any waiver of any Event of Default shall not waive or affect any other Event of Default, whether prior or subsequent thereto, and whether of the same or a different type. None of the warranties, conditions, provisions and terms contained in this Agreement shall be deemed to have been waived by any act or knowledge of the Bank, its agents, officers or employees except by an instrument in writing signed by an officer of the Bank and directed to Borrowers specifying such waiver.

     9.7 Application of Proceeds.

         (a) On and after the date, if any, on which the Borrowers' Liabilities to the Bank are accelerated pursuant to Section 8.2 of this Agreement, Borrowers irrevocably waive the right to direct the application of all subsequent payments (including proceeds of Collateral) which the Bank receives from or for the benefit of Borrowers.

         (b) The proceeds of any sale or other disposition of any Collateral shall be applied by the Bank in the following order:

             (i) first, to the payment of all costs and expenses due under the Loan Documents, including without limitation all costs and expenses of collecting Borrowers' Liabilities and reasonable attorneys' fees;

             (ii) second, to the payment in full of all accrued and unpaid interest on Borrowers' Liabilities;


             (iii) third, to the payment in full of the principal balance of Borrowers' Liabilities; and

             (iv) fourth, to Borrowers to the extent of any surplus.

         (c) Borrowers shall remain liable to the Bank for any deficiency in payment of Borrowers' Liabilities after application of the proceeds in accordance with paragraph (b).

     9.8 Representation, Warranties.

         (a) All representations, warranties, covenants and agreements made in the Loan Documents shall survive the execution and delivery of this Agreement, the making of the Advances under this Agreement and the issuance of the Notes.

         (b) The provisions of Section 9.3 of this Agreement shall survive payment of the Notes and all other Liabilities of Borrowers to the Bank.

     9.9 Successors. This Agreement shall be binding upon and inure to the benefit of Borrowers and the Bank and their respective successors, heirs and assigns, except that neither Borrower may assign or transfer its rights under this Agreement without the prior written consent of the Bank.

     9.10 Governing Law. The Loan Documents, and the rights and obligations of the parties under the Loan Documents, shall be governed by, and construed and interpreted in accordance with, the domestic, internal laws, but not the law of conflict of laws, of the Commonwealth of Pennsylvania, other than the rights and obligations of the parties under the Uniform Commercial Code, which shall be governed by the New Jersey Uniform Commercial Code.

     9.11 Headings. The section, subsection, paragraph and other headings in this Agreement are for reference purposes only and shall not control or affect the construction or interpretation of this Agreement in any respect.

     9.12 Severability. The parties intend the provisions of this Agreement to be severable. If any provision of this Agreement is held to be invalid or unenforceable in whole or in part in any jurisdiction, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of that provision in any other jurisdiction, or the remaining provisions of this Agreement in any jurisdiction.

     9.13 Entire Agreement. This Agreement and the Loan Documents represent the entire agreement and understanding of the parties, and may not be amended subsequently by oral statements of, or courses of dealing between, the parties.

     9.14 Location of Business; Inventory; Records. Moro Acquisition maintains its only place of business and substantially all of its records, inventory and assets at the following location:

                      Foot of Herman Street
                      South River, New Jersey 08882

     Borrowers will notify the Bank in advance of any change in the location of any business of Moro Acquisition, including any change in the location of records and inventory, whether by reason of the establishment of a new place of business or the discontinuance of a present place of business.

     9.15 Conflicting Provisions. In the event of any direct conflict between the provisions of this Agreement and the provisions of other Loan Documents, the provisions of this Agreement shall control.

     9.16 Submission to Jurisdiction. Each Borrower hereby irrevocably and unconditionally waives any right to claim immunity in respect of itself or any of its property or assets, including immunity from jurisdiction, immunity from attachment prior to entry of judgment, immunity from attachment in aid of execution of judgment, in any suit, action or proceeding arising out of or relating to this Agreement. In addition, each Borrower and the Bank agree that any suit, action or proceeding may be instituted in the Courts of Common Pleas of Delaware or Montgomery County, Pennsylvania or in the United States District Court of the Eastern District of Pennsylvania, and irrevocably and unconditionally submit to the jurisdiction of any such court for such purpose.

     9.17 Name Change. Borrowers and the Bank hereby acknowledge and agree that Moro Acquisition will change its corporate name to "J. M. Ahle Co., Inc." upon the consummation of the transactions contemplated by the Acquisition Documents. It is the stated intention of the parties

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK] hereto that all references in this Agreement and/or any of the other Loan Documents to "Morn Acquisition Corp." and/or any variant thereof shall be deemed to include for all purposes hereof and thereof "J. M. Ahle Co., Inc." and all variants thereof.

     IN WITNESS WHEREOF, Borrowers, intending to be legally bound hereby, have caused this Agreement to be duly executed on the day and year first above written.

                                  BORROWERS:

                                  MORO ACQUISITION CORP.

                                  By: /s/ David W. Menard
                                      ------------------------------------------
                                      David W. Menard, President

                                  /s/ David W. Menard
                                  ----------------------------------------------
                                  David W. Menard, individually, on a joint
                                  and several basis with Jacqueline J. Menard

                                  /s/ Jacqueline J. Menard
                                  ----------------------------------------------
                                  Jacqueline J. Menard, individually, on a joint and several basis with David W. Menard


                                  GUARANTOR:

                                  MORO CORPORATION

                                  By: /s/ David W. Menard
                                      ------------------------------------------
                                      David W. Menard, President


                                  SOVEREIGN BANK

                                  By: /s/ Thomas M. McGrory
                                      ------------------------------------------
                                      Thomas M. McGrory, President